Exhibit 99.1
FOR IMMEDIATE RELEASE
PACKAGING CORPORATION OF AMERICA REDUCES QUARTERLY COMMON STOCK DIVIDEND
Lake Forest IL, February 26, 2009 — Packaging Corporation of America (NYSE:PKG) announced today that the Board of Directors has reduced the company’s quarterly common stock dividend from $0.30 per share to $0.15 per share, effective for the dividend payable April 15, 2009 to shareholders of record on March 13, 2009.
This action was taken as a precautionary measure to help ensure that the company’s overall financial position, including liquidity and compliance with debt covenants, remains very strong, even if economic conditions continue to worsen or if the current downturn is prolonged.
Commenting on the Board’s decision, Paul T. Stecko, Chairman and CEO said, “We reduced the dividend at this time because it appears that the recession could be deeper and longer than originally anticipated. We recognize the importance to our shareholders of maintaining dividend levels, but in these difficult, uncertain and unpredictable times, we felt it was more important to protect the financial strength and flexibility of the company which will serve to enhance shareholder value over the longer term.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.4 billion in 2008. PCA operates four paper mills and 67 corrugated product plants in 26 states across the country.
CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com
Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future financial condition, plans and strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions, including the length and severity of the current economic downturn; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.